Exhibit 1.4

The offer made through this notice (“Offer Notice”) is directed at all shareholders of JBS S.A.

NOTICE OF THE VOLUNTARY PUBLIC TENDER OFFER

FOR THE ACQUISITION OF COMMON SHARES ISSUED BY

JBS S.A.

Publicly-Held Company – CVM Code 02057-5

Corporate Taxpayers’ ID (CNPJ/MF): 02.916.265/0001- 60

Company Registry (NIRE): 35.300.330.587

BM&FBOVESPA Ticker Symbol of the common shares: JBSS3

ISIN Code of the common shares: BRJBSSACNOR8

THROUGH THE EXCHANGE OF COMMON SHARES ISSUED BY

Vigor Alimentos S.A.

Publicly-Held Company – CVM Code: 02277-2

Corporate Taxpayers’ ID (CNPJ/MF): 13.324.184/0001-97

Company Registry (NIRE): 35.300.391.047

BM&FBOVESPA Ticker Symbol of the common shares: VIGR3

ISIN Code of the common shares: BRVIGRACNOR5

BY AND ON BEHALF OF JBS S.A.

Pursuant to the terms and conditions set forth in this Offer Notice and applicable legislation and regulation in force, Banco J.P. Morgan S.A., a financial institution headquartered at Avenida Brigadeiro Faria Lima, 3.729, 13-15th floors, in the City of São

Paulo, State of São Paulo, Brazil, enrolled with the corporate taxpayer’s registry (CNPJ/MF) under No. 33.172.537/0001-98, as the intermediary financial institution, directly through its subsidiary J.P. Morgan Corretora de Câmbio e Valores Mobiliários S.A., financial institution headquartered at Avenida Brigadeiro Faria Lima, 3.729, 13th floor (part), in the City of São Paulo, State of São Paulo, Brazil, enrolled with the corporate taxpayers’ registry (CNPJ/MF) under No. 32.588.139/0001-94, or through its affiliates (“Intermediary Institution”), engaged to act on behalf and by order of JBS S.A., a publicly-held company headquartered in the City of São Paulo, State of São Paulo, Brazil, at Avenida Marginal Direita do Tietê, 500, Block I, 3rd floor, Vila Jaguara, CEP 05118-100, enrolled with the corporate taxpayers’ registry (CNPJ/MF) under No. 02.916.265/0001-60 (the “Offeror” or “JBS”), hereby presents to all holders of common shares issued by JBS this Voluntary Public Tender Offer for the Acquisition of Common Shares Issued by JBS Through the Exchange of Common Shares Issued by Vigor Alimentos S.A., a publicly-held company headquartered in the City of São Paulo, State of São Paulo, Brazil, at Rua Joaquim Carlos, 396, 1st floor, Brás, CEP 03019-900, enrolled with the corporate taxpayers’ registry (CNPJ/MF) under No. 13.324.184/0001-97 (“Vigor”), sole shareholder of S.A. Fábrica de Produtos Alimentícios Vigor, a closely-held company headquartered in the City of São Paulo, State of São Paulo, Brazil, at Rua Joaquim Carlos, 396, Brás, CEP 03019-900, enrolled with the corporate taxpayers’ registry (CNPJ/MF) under No. 61.116.331/0001-86 (“Vigor Subsidiary”), pursuant to the terms of Law No. 6,404, dated December 15, 1976 (the “Brazilian Corporation Law”) and CVM Instruction No. 361, dated March 5, 2002 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (the “CVM”), as amended by CVM Instruction 436, dated July 5, 2006, 480, of December 7, 2009, 487, dated November 25, 2010 and 492 dated February 23, 2011 (“CVM Instruction 361”), and pursuant to the terms and conditions set forth in this Offer Notice, described as follows (the “Offer”).

THE PURPOSE OF THE PUBLIC OFFER IN BRAZIL MADE THROUGH THIS OFFER NOTICE IS THE ACQUISITION OF COMMON SHARES ISSUED BY JBS S.A., IN EXCHANGE FOR COMMON SHARES ISSUED BY VIGOR ALIMENTOS S.A. THE COMMON SHARES ISSUED BY VIGOR HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH RULE

144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE COMMON SHARES ISSUED BY VIGOR. AS SUCH, SHAREHOLDERS OF COMMON SHARES ISSUED BY JBS RESIDENT OUTSIDE BRAZIL MAY, AT THEIR EXCLUSIVE DISCRETION AND UPON THEIR OWN ANALYSIS OF APPLICABLE REGULATION TO WHICH THEY ARE SUBJECT, PARTICIPATE IN THE PUBLIC OFFER IN BRAZIL, PROVIDED THAT SUCH SHAREHOLDERS COMPLY WITH ALL LAWS AND REGULATIONS TO WHICH THEY MAY BE SUBJECT.

1.	OFFER

1.1. Legal Basis. The Offer is being made pursuant to the terms of item IV and paragraph 1 of article 2, of item II of article 6 and of article 33 of CVM Instruction 361.

1.2. Shares Subject to the Offer. Through the Offer and in accordance with the terms and conditions set forth in this Offer Notice, including, among others, the conditions set forth in Clause 4 below, the Offeror agrees to acquire up to 149,714,346 (one hundred forty-nine million, seven hundred fourteen thousand, three hundred and forty-six) of its own common shares (the “JBS Shares Subject to the Offer”) through the exchange of up to all of the common shares issued by Vigor that it holds, that is, 149,714,346 (one hundred forty-nine million, seven hundred fourteen thousand, three hundred and forty-six) shares of Vigor (the “Vigor Shares Subject to the Offer” and, together with the JBS Shares Subject to the Offer, the “Shares Subject to the Offer”), based on the Exchange Ratio, as defined in Clause 2.2 of this Offer Notice.

1.3. Consequence of Accepting the Offer. Upon accepting this Offer, the shareholder of JBS agrees to accept and agrees with the disposition of the JBS shares with which it will participate in the Offer, including all rights inherent to such shares, pursuant to the terms and conditions set forth herein.

1.3.1. Absence of Restrictions on the Shares. Upon accepting to exchange its shares pursuant to the terms of this Offer, as provided in Clause 5.2.1, the shareholder of JBS declares to be the sole and exclusive holder of such shares and also declares that such shares are free and clear of any security, burden, charge, usufruct, encumbrance or any other type of restriction to the free circulation or transfer that could impede the full and prompt exercise, by the Offeror, of the equity or political rights, or of any other right arising from the ownership of the shares or full compliance with the rules for the trading of shares.

1.4. Validity of the Offering and Auction. This Offer shall remain valid for the period of 34 (thirty-four) consecutive days from May 18, 2012, and shall be concluded through an auction to be carried out in the electronic trading system of the São Paulo Stock Exchange (BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros de São Paulo) (“BM&FBOVESPA”) – BOVESPA Segment (the “Auction”), in accordance with Clause 5 of this Offer Notice. In other words, the Offer shall commence on May 18, 2012 and terminate on June 21, 2012 (the “Auction Date”).

1.5. CVM Approvals. The Offer, under the terms in which it is structured, was approved by the Board of CVM in a decision dated May 2, 2012.

2.	EXCHANGE RATIO

2.1. Offer Price. Pursuant to item III, paragraph 2, of article 33 of CVM Instruction 361, the Offeror attributed to each JBS Share Subject to the Offer the amount of R$7.96 (seven reais and ninety-six centavos) (“Price per Share”) which, due to the liquidity of the shares issued by JBS, was defined based on the average price of the shares issued by JBS weighted by volume over the last 20 (twenty) trading sessions of the BM&FBOVESPA ending on April 5, 2012, the date of the Meeting of the Board of Directors of JBS in which certain matters relating to the Offer were defined.

2.2. Form of Payment. The payment of the Price per Share in the context of the Offer shall be made through the exchange of 1 (one) common share issued by JBS for 1 (one) common share issued by Vigor. In other words, for every 1 (one) common share issued by JBS exchanged in the Offer, the shareholder of JBS shall receive 1 (one) common share issued by Vigor (the “Exchange Ratio”).

2.2.1. Adjustment to the Number of Shares Subject to the Offer. In the event that between May 18, 2012 and the Auction Date the number of shares comprising the capital stock of JBS or Vigor is changed, due to distributions, share splits, reverse share splits or subscriptions, then the number of JBS Shares Subject to the Offer, the number of Vigor Shares Subject to the Offer and the Exchange Ratio shall be automatically adjusted by the same proportion. In such an event, the Offeror shall disclose a notice to the market informing the market in general, the CVM and the BM&FBOVESPA of the new number of JBS Shares Subject to the Offer, the new number of Vigor Shares Subject to the Offer, the new Exchange Ratio, the new “sale” price of each JBS Share Subject to the Offer and the “purchase” price of each Vigor Share Subject to the Offer, as provided in Clause 6.2.

2.2.2. Proceeds. In the event JBS or Vigor declares dividends or interest on shareholders’ capital at any time prior to the Auction Date, the respective payments shall be made, as set forth in article 205 of the Brazilian Corporation Law, to the holders of the shares on each date that the dividends and/or interest on shareholders’ capital was declared, without altering the Exchange Ratio.

2.3. JBS Shares Subject to the Offer. The JBS Shares Subject to the Offer are briefly described below.

2.3.1. Trading Market. The shares issued by JBS are traded in the Novo Mercado special listing segment of the BM&FBOVESPA (the “Novo Mercado”).

2.3.2. Book-Entry. All shares issued by JBS are in the book-entry form, kept in a deposit account in the name of their respective holders, without the issuance of certificates.

2.3.3. Rights of the Shares Issued by JBS. The shares issued by JBS entitle the holders thereof to the same rights, without distinction. Each share issued by JBS entitles its holder to one vote with respect to resolutions at the JBS General Shareholders’ Meeting, as well as (i) the right to a minimum mandatory dividend, at the end of each fiscal year, equivalent to 25% (twenty-five percent) of adjusted net income, pursuant to article 202 of the Brazilian Corporation Law; (ii) in the event of a direct or indirect sale of control of JBS, through a single transaction or a series of transactions, the right to sell its shares under the same terms and conditions ensured to the controlling selling shareholders (tag along at 100% (one hundred percent) of the price); (iii) in the event JBS is no longer a publicly-held company or the shares of JBS are delisted from the Novo Mercado, the right to sell its shares in a public offer to be launched by the controlling shareholders of JBS, at the respective economic value determined upon preparation of a valuation report by an independent and specialized company with recognized experience and selected at a meeting of the holders of free floating shares among a list of three candidates provided by the Board of Directors, provided that the costs in connection with the preparation of such report shall be fully assumed by the controlling shareholders of JBS; and (iv) all other rights associated with the shares, pursuant to the terms set forth in the Novo Mercado Listing Regulations (“Novo Mercado Regulations”), the Bylaws of JBS and the Brazilian Corporation Law.

2.3.4. Preemptive Rights. In accordance with the Brazilian Corporation Law and the Bylaws of JBS, holders of JBS shares shall be entitled to the preemptive right to acquire additional shares issued by JBS, in proportion to their shareholding interest therein, in the event of any capital increase by JBS. However, the Board of Directors of JBS may elect to exclude this preemptive right or to reduce the period for its exercise in the case of subscription for new securities issued by JBS, as set forth in article 172 of the Brazilian Corporation Law.

2.3.5. Additional Information. For further information about JBS, its shares, and on the rights of its shareholders, see the JBS Reference Form (Formulário de Referência) at www.jbs.com.br/ri or at the addresses indicated in Clause 12.6 below. Such information is not incorporated by reference herein.

2.4. Vigor Shares Subject to the Offer. The Vigor Shares Subject to the Offer are briefly described below.

2.4.1. Trading Market. The shares issued by Vigor offered in the context of the Offer may be listed for trading in the Novo Mercado segment or on the traditional segment of the equity market of the BM&FBOVESPA, depending on whether the Minimum Percentage of Free Floating Shares is reached after the Auction, in accordance with Section 8.10 of this Offer Notice.

2.4.2. Book-Entry. All shares issued by Vigor are in the book-entry form, kept in a deposit account in the name of their holders, without the issuance of certificates.

2.4.3. Rights of the Shares Issued by Vigor. The shares issued by Vigor shall entitle the holders thereof to the same rights, without distinction, given that the shares issued by Vigor afford the same rights to its holders as those described in Clause 2.3.3, applicable to the shares of JBS.

2.4.4. Preemptive Rights. In accordance with the Brazilian Corporation Law and the Bylaws of Vigor, holders of Vigor shares shall be entitled to the preemptive right to acquire additional shares issued by Vigor, in proportion to their shareholding interest therein, in the event of any capital increase by Vigor. However, the Board of Directors of Vigor may elect to exclude this preemptive right, or to reduce the period of its exercise in the case of subscription for new securities issued by Vigor, as set forth in article 172 of the Brazilian Corporation Law.

2.4.5. Additional Information. For further information about Vigor, its shares, and the rights of its shareholders, see the Vigor Reference Form (Formulário de Referência) at www.vigor.com.br/ri or at the addresses indicated in Clause 12.6 below. Such information is not incorporated by reference herein.

3.	VALUATION REPORT

3.2. Vigor Valuation Report. The Offeror engaged Banco Bradesco BBI S.A., financial institution headquartered at Avenida Paulista, 1450, 8th floor, in the City of São Paulo, State of São Paulo, Brazil, enrolled with the corporate taxpayers’ registry (CNPJ/MF) under No. 06.274.464/0073-93 (the “Appraiser”) to prepare the economic-financial valuation report of Vigor (the “Valuation Report”), pursuant to the terms required by CVM Instruction 361, including the calculation of the value of the shares issued by Vigor, in accordance with the methodologies described below. A copy of the Valuation Report is available for consultation at the addresses and websites indicated in Clause 12.6 below2.

[2]	The amounts described in this item reflect the stock split approved at the Extraordinary General Shareholders’ Meeting of Vigor held on April 5, 2012.

(i)	Book Value: the book value based on the shareholder’s equity of Vigor as of January 20, 2012, was R$7.96 (seven reais and ninety-six centavos) per share issued by Vigor;

(ii)	Weighted Average Price of the Shares: Vigor shares have not been traded over the past 12 (twelve) months; and

(iii)	Economic Value: the economic value, calculated in accordance with the discounted cash flow methodology, resulted in a range of R$7.58 (seven reais and fifty-eight centavos) to R$8.34 (eight reais and thirty-four centavos) per share issued by Vigor.

3.2. Declarations by the Appraiser. In accordance with Annex III, Item X, (d) of CVM Instruction 361, the Appraiser expressly stated in the Valuation Report that:

(i) it concluded that the discounted cash flows methodology is the most appropriate for evaluating Vigor shares;

(ii) there is no conflict of interest that might diminish the necessary independence to perform its functions as an independent appraiser;

(iii) as of the date of the preparation of the Valuation Report, none of the Appraiser, its controlling entities, related parties or the partners or other professionals involved in preparing the Valuation Report is the holder of or has discretionary control over any kind of shares issued by Vigor and JBS;

(iv) the fee charged for the preparation of the Valuation Report was R$800,000.00 (eight hundred thousand reais), net of taxes;

(v) with the exception of the R$800,000.00 (eight hundred thousand reais), net of taxes, fee charged to prepare the Valuation Report, the Appraiser did not receive from Vigor or from JBS any amount as compensation for advisory services, assessment, audit or similar services during the 12 (twelve) months preceding the date of the Valuation Report; and

(vi) other than the relationship regarding the preparation of the Valuation Report, it has no other business or credit information of any kind that may impact the Valuation Report.

3.3. JBS Valuation Report. Pursuant to the decision issued by the CVM at a meeting held on May 2, 2012, the preparation of a valuation report for JBS was waived, under the terms of article 34 of CVM Instruction 361.

3.4. Assumptions and Information. The assumptions used by the Appraiser in the preparation of the Valuation Report are detailed on pages 11, 20, 21, 22, 23, 24, 25, 26, 27, 28, 32, 34, 35, 40, 42 and 44 of the Valuation Report.

4.	CONDITIONS AND EFFECTIVENESS OF THE OFFER

4.1. Conditions of the Offer. As set forth in Clauses 4.4 and 4.5 below, the conclusion of the Offer is conditioned on the consent, obtained by the Offeror by 9:00 a.m. (Brasília time) on the Auction Date, from the counterparties to certain bilateral financings of the Offeror, Vigor or Vigor Subsidiary, as the case may be and as applicable.

4.2. Conditions for Effectiveness of the Offer. Unless expressly waived by the Offeror, pursuant to the terms of Clauses 4.4, 4.5 and 4.6 below, and without prejudice to the provisions set forth in Clause 4.1 above, none of the acts or events listed below may have occurred or been verified or contracted at any time prior to 9:00 a.m. (Brasília time) on the Auction Date, that is on June 21, 2012, for the Offer to become effective:

(i) cancellation, revocation or occurrence of any act or fact that in any way would render null, subject to annulment, ineffective or invalid the waivers granted by CVM at the meeting held on May 2, 2012, with respect to the authorization for (i) the performance of the Offer without the preparation of a valuation report of the shares issued by JBS; (ii) the Offeror to acquire the shares held by its controlling shareholder; and (iii) the Offeror to temporarily hold in treasury more than 10% (ten percent) of its own free floating shares, as set forth in Clause 5.17 below.

(ii) any material adverse change in the businesses, conditions, revenues, operations or shareholding structure of Vigor, Vigor Subsidiary, the Offeror or their subsidiaries, in resulting from any of the following events:

(a) the issuance, by any governmental body, at the executive, legislative or judiciary level, of any order that requires:

(i) the termination of or amendment of the terms and conditions of any licenses, authorizations or concessions granted in connection with the businesses of Vigor, Vigor Subsidiary, the Offeror or their subsidiaries, or that otherwise would impose material fines or penalties;

(ii) the expropriation of, confiscation of or limitation to the free transferability of the assets owned by Vigor, Vigor Subsidiary, the Offeror or their subsidiaries; or

(iii) determination of tariffs or fees collected in the course of business by Vigor, Vigor Subsidiary, the Offeror or their subsidiaries, or that would require additional investments, provision of services or sales of equipment, technological standards or implementation of measures, in each case that would excessively burden Vigor, Vigor Subsidiary, the Offeror or their subsidiaries;

(b) war or grave civil or political disturbances in Brazil or in the United States of America; or

(c) natural events, such as earthquakes, floods or similar events, or any other external factors that cause significant damage to the:

(i) infrastructure, communications system or provision of utilities services in any area in which Vigor, Vigor Subsidiary, the Offeror or their subsidiaries operate or in other significant areas in Brazil; or

(ii) assets owned by Vigor, Vigor Subsidiary, the Offeror or any of their subsidiaries, in a way that would affect the normal course of their respective businesses;

(iii) individual and uninterrupted suspension of trading of shares issued by JBS for more than 24 (twenty-four) hours prior to the Auction Date;

(iv) significant change in the rules applicable to capital markets in Brazil, including, among others, those related to the organization and performance of the activities of investment funds, or increase in tax rates that would adversely affect the completion of the Offer by the Offeror;

(v) the revocation of any governmental authorization necessary for the performance of the activities of Vigor, Vigor Subsidiary, the Offeror or any of their subsidiaries or for the implementation of the Offer or issuance of any order by any authority affecting the Offeror’s ability to perform the Offer; or

(vi) the issuance of any order, judgment, decree, act of any governmental or self-regulatory authority, including, but not limited to, the executive, legislative and judiciary powers, that would:

(a) challenge, restrict or limit the Offeror’s ability to perform the Offer; or

(b) restrict or limit the settlement of the Offer, including the delivery of Vigor Shares Subject to the Offer to JBS shareholders who participate in the Offer; or

(c) suspend, restrict or limit transactions in the foreign exchange market, or the entry into or remittance of, funds to and from Brazil.

4.3. Modification and Revocation. As set forth in Clauses 4.1 and 4.2 above, the Offer shall not be changed or modified as from May 18, 2012, except as set forth in Clause 5.15, provided, however, that in the event of any material, subsequent and unexpected changes in circumstances existing as of the date hereof that represent a material increase in risks assumed by the Offeror inherent to the Offer, the Offeror may change or terminate the Offer, upon publication of a notice to the market that clarifies whether the Offer shall be maintained, and under which terms and conditions, or whether the Offer will be terminated, pursuant to the terms of Clauses 4.4, 4.5 and 4.6 below. Any termination of the Offer will be disclosed by the same means that the Offer was disclosed.

4.4. Waiver of Condition. Even prior to the implementation or non-occurrence, as the case may be, of any of the conditions, the Offeror may, at its exclusive discretion, waive any of the conditions set forth above. In such an event, the Offer shall remain valid and effective. Any and all waivers to any of the conditions provided above shall be expressly disclosed by the Offeror, through a notice to the market, under the terms of Clause 4.5 below.

4.5. Occurrence of Condition. Upon the occurrence or non-ocurrence, as the case may be, of any of the events referred to in Clauses 4.1 and 4.2 above, the Offeror shall immediately disclose a notice to the market and inform the Director of Operations of the BM&FBOVESPA by 9:00 a.m. (Brasília time) on the Auction Date clarifying whether the Offer is to be maintained by waiver of the condition, or whether the Offer will be terminated.

4.6. Timing of Announcement and Auction. Any change in the Offer will require publication of an amendment to the Offer Notice, highlighting the changes effected and indicating the new Auction Date, which date must fall between the dates specified below:

(i) a minimum of 10 (ten) days, in the case of an increase in the price of the Offer or waiver of a condition to the completion of the Offer, or 20 (twenty) days, in all other cases, in each case counted from the publication of the amendment; and

(ii) a maximum of 30 (thirty) consecutive days counted from the publication of the amendment or 45 (forty-five) consecutive days counted from the publication of this Offer Notice, whichever is greater.

5.	AUCTION AND QUALIFICATION

5.1. Auction Date. As set forth in Clause 4.6 above, and as defined in Clause 1.4 of this Offer Notice, the Auction shall take place on the Auction Date, that is, June 21, 2012, at 4:00 p.m. (Brasília time), through the electronic trading system of the BOVESPA segment of the BM&FBOVESPA.

5.2. Shareholder Qualification. In accordance with the provisions of Clause 5.2.1, a shareholder of JBS who wishes to participate in the Auction must qualify itself with a securities broker authorized to operate in the BOVESPA segment of the BM&FBOVESPA (“Broker Companies”), beginning on May 18, 2012 (“Initial Qualification Date”) until 6:00 p.m. (Brasília time) on June 15, 2012 (the “Maximum Qualification Date”). Participation in the Auction must comply with the requirements set forth in the Regulations of Operations of the BM&FBOVESPA and the Central Depository of the BM&FBOVESPA – BOVESPA Segment (Central Depositária da BM&FBOVESPA – Segmento BOVESPA) (“Central Depository of the BM&FBOVESPA”) and the Settlement Chamber of the BOVESPA Segment (Câmara de Liquidação do Segmento BOVESPA), in addition to the requirements set forth in this Offer Notice.

5.2.1. Definition of Shareholder. For purposes of qualifying for participation in the Offer and the related Auction, a shareholder of JBS will be defined as one who effectively holds title to the shares, both with the registrar of shares as well as with the the Central Depository of the BM&FBOVESPA, shares issued by JBS on 11:59 p.m. on May 28, 2012. In cases of loans/rentals of shares issued by JBS, the shareholder of JBS will be defined as the person who effectively holds title to the shares of JBS in custody at 11:59 p.m. on May 28, 2012. As such, donors participating in the BTC Title Bank (Banco de Títulos BTC) (“BTC”) service who wish to participate in the Offer should ensure that the donated shares are returned to them by May 28, 2012, and must hold them until 11:59 p.m. on May 28, 2012.

5.3. Maximum Number of Shares Qualified per Shareholder. In light of the intent of the Offeror to ensure that each shareholder of JBS be entitled to maintain an equity participation in Vigor equivalent to that held in JBS, the number of shares with which each shareholder of JBS may participate in the Offer shall be limited in proportion to such shareholder’s share capital of the Offeror as of the end of the day on May 28, 2012. Therefore, to calculate the maximum number of shares that each shareholder may qualify for the Offer (the “Maximum Number of Shares Qualified per Shareholder”) the following must be considered: (i) the number of shares held, pursuant to Section 5.2.1; (ii) the total number of shares issued by the Offeror (that is, 2,963,924,296 shares); and (iii) the number of JBS Shares Subject to the Offer (that is, 149,714,346). Thus, the Maximum Number of Shares Qualified per Shareholder shall be obtained by multiplying the number of shares that the shareholder holds, as determined pursuant to Clause 5.2.1 above, by the Exchange Factor, which is equal to 0.050512203.

MNSQ = NSH x 0.050512203

Where:

MNSQ: Maximum Number of Shares Qualified per Shareholder.

NSH: Number of shares of the Offeror held by the JBS shareholder, determined pursuant to Clause 5.2.1 of this Offer Notice.

0.050512203 (Exchange Factor): result obtained by dividing the Number of JBS Shares Subject to the Offer (that is, 149,714,346) by the total number of shares issued by JBS (that is, 2,963,924,296 shares).

Hypothetical Example:

Suppose shareholder X of JBS holds, both with the registrar of shares as well as with the Central Depository of the BM&FBOVESPA, 1,000 shares issued by JBS as of the end of the day on May 28, 2012. Therefore, to calculate its Maximum Number of Shares Qualified per Shareholder, shareholder X must perform the following calculation:

MNSQ = 1,000 x 0.050512203

Accordingly, considering the example above, as well as the provisions of Clauses 5.4 and 5.4.1, shareholder X will be able to qualify a maximum of 50 (fifty) JBS shares held by it to participate in the Offer.3

Also for illustrative purposes, if shareholder X qualifies to participate in the Offer, for example, 51 (fifty-one) JBS shares held by it, in other words, an amount higher than its Maximum Number of Shares Qualified per Shareholder, then such shareholder is not qualified to participate in the Offer or the Auction, and the BM&FBOVESPA will cancel all such shareholders’ Sell Orders, pursuant to Clauses 5.10.1, 5.10.2 and 5.12.1 of this Offer Notice.

5.4. The Exchange Ratio allows the exchange of whole numbers of shares. Therefore, decimals should be disregarded from the result of the calculation above, so that, for purposes of the calculation of the Maximum Number of Shares Qualified per Shareholder, only truncated whole numbers will be considered.

5.4.1.	Rule for Fractional Shares. Given the reasons stated above in this Clause 5.4, no fraction of shares issued by JBS may be used to accept the Offer and, likewise, no fractional shares of Vigor will be delivered to those who accept the Offer. Considering the Exchange Ratio of 1 (one) common share issued by Vigor for 1 (one) common share issued by JBS (ratio of 1:1), no shareholder may qualify for participation in the Offer an amount less than 1 (one) share issued by JBS that it holds, subject to the provisions of Clause 5.2.1. Accordingly, no person who accepts the Offer will be entitled to any

[3]

As provided in Clauses 5.4 and 5.4.1, the number of shares to be qualified for the Offer must not include fractional shares. As such, although the calculation of the hypothetical example results in a total amount of 50.512203 shares, only the whole number 50 may be considered for purposes of the qualification, and the fractional amount of 0.512203 shares may not be considered, at risk of cancellation of the orders, in accordance with this Offer Notice.

fractional shares issued by Vigor nor will be entitled to receive any cash equivalent to the fraction calculated due to non-compliance of the provisions of this Clause 5.4.1.

5.5. Partial and No Qualification. Taking into account the Exchange Ratio, the limit of the Maximum Number of Shares Qualified per Shareholder and the provisions of Clause 5.2.1 above, a JBS shareholder will be free to determine the number of shares it wishes to participate in the Offer, it being understood that the non-participation of such shareholder in the Offer and subsequent Auction shall in no manner change such shareholders’ status as a shareholder of JBS or its ownership of its JBS shares, notwithstanding any eventual adjustment to its interest in JBS, which will depend on the result of the Offer.

5.6. Qualification with the Broker Companies. The shareholders who wish to qualify for the Auction must (a) be registered with the Broker Companies of their choice and (b) deliver to the Broker Company, with a copy to the Offeror, no later than the Maximum Qualification Date, 2 (two) equal copies of the form attached to this Offer Notice, signed, with proof of power to sign, if applicable, which must be duly completed and include, among other information, the full qualification of the shareholder, the number of shares held by the shareholder, in accordance with Clause 5.2.1, as well as the maximum number of shares such shareholder can participate in the Offer and the number of shares with it intends to effectively participate, in accordance with the provisions set forth in Clauses 5.3 to 5.4.1 (the “Qualification Form”). Qualification Forms shall be disregarded by the Broker Companies if (i) received before the Initial Qualification Date; (ii) received after the Maximum Qualification Date; (iii) not accompanied by the necessary documents as provided for in this Offer Notice; (iv) incomplete or inconsistent, noting that the Broker Companies will not verify the Maximum Number of Shares Qualified per Shareholder indicated in the Qualification Form, and that, if the number of shares that a shareholder effectively tenders is greater than the Maximum Number of Shares Qualified per Shareholder, such shareholder’s Sell Orders will be canceled by the BM&FBOVESPA. All information contained in the Qualification Form will be the sole responsibility of the shareholder of JBS who signs such Qualification Form, pursuant to Section 5.2.1.

5.6.1. In order to verify the Maximum Number of Shares Qualified per Shareholder listed on the Qualification Forms, the registrar of the shares issued by JBS will send to the Company and the BM&FBOVESPA a list of JBS shareholders, as defined in Clause 5.2.1, along with their respective shareholdings, both shares held in custody at IFD Bradesco as well as in the BM&FBOVESPA, indicating the Maximum Number of Shares Qualified per Shareholder, considering the Exchange Ratio.

5.6.2. If they are not registered with any of the Broker Companies, the shareholders must open an account before the term defined in Clause 5.2 above, in person or through an attorney-in-fact duly appointed, and provide certified copies of the following documents, notwithstanding any additional requirements, including documentation, by the Broker Companies, at their discretion:

(i) Individual. Identity Card (“RG”), proof of registration with the Individual Taxpayers’ Registry (“CPF”) and proof of residence. The representatives of heirs, children and disqualified individuals, as well as the shareholders to be represented by an attorney-in-fact, must also provide original or certified copies of the documentation granting such powers for representation and certified copies of the RG and CPF; and

(ii) Legal Entity. Bylaws or Articles of Association duly restated, Corporate Taxpayers’ Registry (“CNPJ”) card, corporate documentation granting representation powers and certified copies of CPF, RG and proof of residence of the representatives thereof, and (iii) investors who reside outside of Brazil may be requested to provide other representation documents.

5.7. Additional Documents for Qualification of the Holders of Investments under Resolution No. 2,689 of the National Monetary Council – CMN (Conselho Monetário Nacional) (“CMN Resolution 2,689”). Shareholders who invested in the Offeror’s shares through the system established by CMN Resolution 2,689 (each, an “Investor Through CMN Resolution 2,689”) must, in addition to above-mentioned information, provide to the Broker Companies with which they are registered, from the Initial Qualification Date until the Maximum Qualification Date, in addition to the documents described in Clauses 5.2, 5.6 and 5.6.2 (i) and (ii), as the case may be, a document confirming their registry number with the CVM and the Central Bank of Brazil (Banco Central do Brasil) (in this last case, the RDE-Portfolio number), as well as their Qualification Form and the number of shares they will offer at the Auction. In the event that the investor is a foreign individual under CMN Resolution 2,689, he or she must provide, in addition to the documents listed herein, a certified copy of his or her CPF.

5.8. Shares Deposited with the Central Depository of the BM&FBOVESPA. Shareholders of the Offeror whose shares are deposited with the Central Depository of the BM&FBOVESPA must qualify themselves with one of the Broker Companies of their choice no later than the Maximum Qualification Date.

5.9. Shares Held with the Registrar of the Shares of JBS. Holders of shares of the Offer whose shares are held with Registrar of Shares must qualify for the Auction, pursuant to Clauses 5.2 to 5.7 above, and shall take the necessary steps so that such shares are first deposited in the custody of the Central Depository of the BM&FBOVESPA, and transferred to portfolio 7105-6, according to the rules, terms and procedures of the BM&FBOVESPA. These procedures should be finalized by 12:00 p.m. on the Auction Date.

5.10. Transfer of Shares in the Central Depository of the BM&FBOVESPA. By the end of the Maximum Qualification Date, JBS shareholders who wish to participate in the Offer with the shares held by them must, so long as they have met the qualification requirements described in this Offer Notice, through their Custodian at the Central Depository of the BM&FBOVESPA, transfer the amount of shares with which they wish to participate in the Offer indicated in their Qualification Form, to portfolio 7105-6 opened in their name and maintained by the Central Depository of the BM&FBOVESPA exclusively for this purpose. The shareholder of JBS may accept the Offer with a number of shares of the Offeror lower than indicated on their Qualification Form as the Maximum Number of Shares Qualified per Shareholder. Beginning at 12:00 p.m. on the Auction Date, shares that have been transferred to the above-mentioned portfolio maintained by the Central Depository of the BM&FBOVESPA will be unavailable for trading until the end of the Auction Settlement Date. The release and withdrawal of shares of this portfolio by shareholders who decide not to sell their shares at the Auction will be able to take place only by letter sent by the Custodian, addressed to the Central Depository of the BM&FBOVESPA, to the attention of the Management of Custody and Depository Information.

5.10.1.

If, at the end of the Maximum Qualification Date, a shareholder of JBS has transferred, pursuant to Clause 5.10 above, to portfolio 7105-6, shares issued by JBS in excess of the Maximum Number of Shares Qualified per Shareholder, then the BM&FBOVESPA will consider only the Maximum Number of

Shares Qualified per Shareholder sent by the registrar of shares issued by JBS to the BM&FBOVESPA pursuant to the provisions of Section 5.6.1 and calculated according Section 5.3, respectively, of this Offer Notice.

5.10.2.	If a shareholder of JBS uses more than one Broker Company to place Sell Orders for purposes of calculating the Maximum Number of Shares Qualified per Shareholder the sum of all Sell Orders will be considered. Thus, if this sum exceeds the Maximum Number of Shares Qualified per Shareholder, then the BM&FBOVESPA will cancel all Sell Orders of such shareholder not made in accordance with the provisions of this Offer Notice.

5.11. Non-Compliance with the Qualification Requirements. In the event any of the JBS shareholders (i) does not fit the definition of Shareholder as provided in Clause 5.2.1, or (ii) is not qualified to participate in the Auction as set forth in Clauses 5.2 to 5.7 of this Offer Notice, or (iii) has not transferred its shares to portfolio 7105-6 in the Central Depository of the BM&FBOVESPA, or (iv) has not observed the provisions of Clause 5.10.2, or (v) has not fulfilled any of the qualification requirements as set forth in this Offer Notice, then such shareholders shall not be considered as qualified to participate in the Offer pursuant to the terms of this Offer Notice and any and all Sell Orders will be canceled by the BM&FBOVESPA. None of the Offeror, the Intermediary Institution, the Broker Companies or the BM&FBOVESPA shall be responsible for any losses, demands, damages or obligations arising from the non-compliance by such shareholders with the qualification requirements set forth in this Offer Notice and their subsequent exclusion from the Offer.

5.12. Acceptance of the Offer. Acceptance of the Offer shall be performed by the Broker Companies, as requested by the shareholders of the shares issued by JBS who have met the qualification requirements set forth in this Offer Notice.

5.12.1.

Broker Companies Procedures. The Broker Companies representing shareholders qualified as set forth in this Clause 5 shall register directly in the electronic trading system of BM&FBOVESPA through code JBSS3L, no later than 12:00 p.m. (Brasília time) on the Auction Date, the number of shares held and to be exchanged by the shareholders at the Auction, in accordance with the Maximum Number of Shares

Qualified per Shareholder and the number of shares that the shareholder effectively wishes to participate in the Offer, as set forth in the Qualification Form (“Sell Orders”). Any change, cancellation or reduction in the number of shares to be exchanged in accordance with the Sell Orders shall be reported by the shareholders prior to the beginning of the Auction, through the Broker Company with which they have been qualified. Acceptance of the respective Offer and the Sell Orders shall be deemed irrevocable and irreversible as from the beginning of the Auction. In addition, the number of shares subject to the Sell Orders may be lower than the Maximum Number of Shares Qualified per Shareholder in the Qualification Form. The Sell Orders recorded that (i) exceed the number of shares authorized pursuant to this Offer Notice, or (ii) do not have the corresponding shares deposited in the portfolio held by the Central Depository of the BM&FBOVESPA in accordance with the terms of Clause 5.10 above, or (iii) have breached the provisions in Clause 5.10.2 above, or (iv) that are originated by third parties who do not meet the definition of Shareholder as provided in Clause 5.2.1, shall be canceled by the BM&FBOVESPA prior to the start of the Auction.

5.12.2.	Period to Modify or Cancel the Offer. Until 12:00 p.m. (Brasília time) of the Auction Date, the Broker Companies representing the shareholders qualified for the Auction may cancel or reduce the Sell Orders registered through the Electronic Trading System. From 12:00 p.m. (Brasilia time) until the beginning of the Auction, any cancellation or reduction in the Sell Order registered must be made through a letter addressed and delivered to the Director of Operations of the BM&FBOVESPA.

5.12.3.	Shares Held under Custody Subject to Sell Orders. In event any of the shareholders intends to trade the Offeror’s shares under custody, in accordance with the terms of Clause 5.10 above, such shareholder shall request the prior release of its shares, so long as such shares have not been sold.

5.12.4.	Sell Orders registered and without the corresponding shares deposited in portfolio 7105-6 held by the Central Depository of the BM&FBOVESPA shall be cancelled by the BM&FBOVESPA prior to the beginning of the Auction.

5.12.5.	Effect of Accepting the Offer. Acceptance of the Offer and, therefore, the Sell Order, shall be deemed irrevocable and irreversible as from the beginning of the Auction, so that the acceptance of the Offer shall imply the obligation of the acceptor to exchange the shares held by it free and clear of any burden or restriction of any nature, pursuant to the terms set forth herein.

5.13. Document Verification and Transfer of Shares. The Offeror advises its shareholders that the process of document verification and transfer of shares, as set forth in this Clause 5, shall be subject to the internal rules and procedures of the Broker Companies, depositories and the Central Depository of the BM&FBOVESPA, so that the shareholders must take all necessary measures with reasonable advance to be qualified to participate in the Auction. The Offeror shall not be responsible for any problem or issue resulting from the verification of these documents and the transfer of shares that would hamper or impede the qualification of the shareholder to participate in the Auction.

5.14.	Representation in the Auction. The Offeror shall be represented in the Auction by the Intermediary Institution.

5.15. Competing Offers. Any third party may present another proposal for the acquisition of the JBS Shares Subject to the Offer during the Auction or through a competing offer, under the terms of article 12, paragraph 2, II and article 13 of CVM Instruction 361, respectively. In addition, disclosure of a competing offer and interference with the auction, as the case may be, must be communicated to the market 10 (ten) days prior to the Auction Date, pursuant to article 12, paragraph 4 and article 13, paragraph 2 of CVM Instruction 361.

5.16. Remaining Vigor Shares Subject to the Offer. Considering the Maximum Number of Shares Qualified per Shareholder set forth in Clause 5.3 above, the Offeror may continue holding Vigor Shares Subject to the Offer. In this case, the Offeror intends to sell, within 2 (two) years as of the Auction Settlement Date (as defined in Clause 6.1 below), the remaining Vigor Shares Subject to the Offer held by it, in order to increase the number of free floating shares.

5.17. JBS Shares Subject to the Offer acquired by the Offeror. The Offeror shall cancel any JBS Shares Subject to the Offer that it acquires in the Offer that exceeds 97,519,895 (ninety-seven million, five hundred and nineteen thousand, eight hundred and ninety-five) shares within 3 (three) months as of the completion of the Offer.

5.18. Brokerage Costs and Commissions. All costs, brokerage commissions and charges related to the sale of JBS Shares Subject to the Offer and purchase of Vigor Shares Subject to the Offer shall be assumed by the respective selling shareholders (who accepted to exchange their shares), and the costs, brokerage commissions and charges related to the purchase of JBS Shares Subject to the Offer and sales of Vigor Shares Subject to the Offer shall be assumed by the Offeror. The expenses in connection with the Auction, such as charges and fees established by BM&FBOVESPA, shall comply with the tables effective on the Auction Date and with the legal provisions in effect.

5.19. Regulation of Operations – BOVESPA Segment. Shareholders who wish to accept the Offer through the exchange of their shares at the Auction must comply with the requirements for the trading of shares set forth in the Regulations of Operations of the BM&FBOVESPA – BOVESPA Segment.

6.	SETTLEMENT

6.1. Settlement Date. The physical and financial settlement of the Auction will take place in accordance with the rules of the Settlement Chamber of the BOVESPA Segment of the BM&FBOVESPA, 3 (three) business days following the Auction Date (“Auction Settlement Date”), using the gross settlement mode. The Settlement Chamber of the BOVESPA Segment of the BM&FBOVESPA will not co-guarantee the settlement.

6.2. Settlement Method. The exchange transactions, as set forth in article 533 of the Brazilian Civil Code, will take place through simultaneous “purchases” and “sales”, in accordance with the Operational Procedures of the Settlement Chamber of the BM&FBOVESPA, which shall be recorded at the following prices:

(i) the “sale” price of each JBS Shares Subject to the Offer shall be R$7.96 (seven reais and ninety-six centavos); and

(ii) the “purchase” price of each Vigor Share Subject to the Offer shall be R$7.96 (seven reais and ninety-six centavos).

6.3. Obligation of the Offeror. Pursuant to the terms of the intermediation agreement entered into between the Intermediary Institution and the Offeror (“Intermediation Agreement”), the settlement obligations of the Offeror established herein shall be complied with directly by the Offeror and, in any case, the Offeror shall remain fully responsible for complying with all obligations attributed to it in connection with the Offer and the provisions set forth herein.

7.	INFORMATION ABOUT THE OFFEROR

7.1. Headquarters. JBS is headquartered in the City of São Paulo, State of São Paulo, Brazil, at Avenida Marginal Direita do Tietê, 500, Block I, 3rd Floor, Vila Jaguara, CEP 05118-100.

7.2. Corporate Purpose. JBS’ main activities comprise (a) administrative activities; (b) slaughter and refrigeration of bovines, manufacturing, distribution and commercialization of in natura or processed food products and animal and vegetable products and by-products (including, without limitation, bovine, swine, ovine and fish products in general); (c) processing, preservation and production of canned legumes and other vegetables, preserves, fats, animal feed, canned food, import and export of by-products; (d) manufacturing of products for pets, balanced animal feed with added nutrients and animal diet products; (e) purchase, sale, rearing, reproduction, fattening and slaughter of cows, at own or third-party facilities; (f) slaughterhouse of bovines and preparation of meat to third parties; (g) manufacturing, sale, import, export of bovine fat, meat flour, bone flour and feed; (h) purchase and sale, distribution and representation of food types, uniforms and general clothing services; (i) manufacturing, wholesale commercialization, import and export of leather and skins, horns, bones, hooves, manes, wool, animal hairs and bristles, feathers and plumes and animal proteins; (j) distribution and commercialization of beverages, sweets and barbecue products, provided that such activities are related to the activities described in items “b”, “i”, “j”, “k”, “l” and “m” of JBS’ corporate purpose, as deemed necessary to exercise such activities; (k) manufacturing, distribution and commercialization of sanitation and hygiene products; (l) manufacturing, distribution, commercialization, import, export, development, representation of fragrance and toiletry products, cleaning products, personal and domestic hygiene products and cosmetics and personal use products; (m) import and export related to the activities described in items “b”, “i”, “d”, “j”, “k”, and “l” of JBS’ corporate purpose; (n) manufacturing, rental and sale of machinery and equipment in general and assembling of electrical panels, provided that such activities are related to the activities described in items “b”, “i”, “d”, “j”, “k”, “l”

and “m” of JBS’ corporate purpose and to the extent that these are necessary to exercise such activities, without exceeding more than 0.5% of JBS’ annual revenues; (o) sale of chemical products, provided that such activities are related to the activities described in items “b”, “i”, “d”, “j”, “k”, “l” and “m” of JBS’ corporate purpose; (p) manufacturing, commercialization, import and export of plastics, plastic materials, scrap in general, corrective fertilizers, organic and mineral fertilizers for agriculture, removal and biological treatment of organic waste, provided that such activities are related to the activities described in items “b”, “i”, “d”, “j”, “k”, “l” and “m” of JBS’ corporate purpose and to the extent that these activities are necessary; (q) stamping, manufacturing of tins, preparation of steel coils (tin and chrome) and varnishing of steel plates, provided that such activities are related to the activities described in items “b”, “i”, “d”, “j”, “k”, “l” and “m” of JBS’ corporate purpose; (r) closed inventory; (s) general warehouses, in accordance with Federal Decree No. 1,102, dated November 21, 1903, for safeguard and maintenance of third-party perishable products; (t) highway transportation of load in general, at municipal, intermunicipal, interstate and international levels; (u) production, generation and commercialization of electrical energy, and co-generation of energy and storage of hot water for warming as duly authorized by the proper public authorities; (v) production, commercialization, import and export of biofuels, biodiesel and their by-products; (w) manufacturing, distribution, commercialization and storage of chemical products in general; (x) production, sale of biodiesel from animal fat, vegetable oils and by-products and bioenergy, import; (y) commercialization of agricultural raw materials in general; (z) manufacturing, distribution, commercialization and storage of animal and vegetable products, derivatives and by-products, glycerin and animal and vegetable by-products; (aa) intermediation and provision of services and businesses in general, except for real estate services; (ab) provision of laboratory analysis services, tests and technical analyses; (ac) manufacturing of margarine and other vegetable fats and non-consumable animal oils; (ad) manufacturing of ice creams and other consumable frozen products; (ae) wholesale sale of other chemical and petrochemical products not described previously; (af) manufacturing of industrial additives; (ag) manufacturing of refined vegetable oils, except for corn oil; (ah) manufacturing of soap and synthetic detergents; (ai) storage of third-party products, except for general warehouse and furniture safeguard; (aj) wheat milling and manufacturing of by-products; (ak) manufacturing of chemical organic products not described previously; (al) development, manufacturing, distribution, sale, import, export, commission, consignation and representation of milk and its by-products; (am) development, manufacturing, distribution, sale, import, export, commission, consignation and representation of products for consumption of any type; (an) distribution, sale, import, export, commission, consignation and representation of farming and cattle raising products, machinery, equipment, parts and inputs necessary to the production and sale of JBS’ products; (ao) distribution, sale, import, export, commission, consignation and representation of vinegar, beverages in general, sweets and canned products; (ap) provision of services and technical support to rural farmers; (aq) investment in other companies in Brazil and abroad, as a partner, shareholder or affiliate; (ar) production, generation and sale of electrical energy; and (as) co-generation of energy and storage of hot water for warming.

7.3. History of the Offeror and Development of its Activities. JBS was established in 1953, when its founder, José Batista Sobrinho, began to operate a small slaughterhouse plant, in the City of Anápolis, State of Goiás, Brazil, with a slaughter capacity of five heads of cattle per day. In 1968, JBS acquired its first slaughterhouse plant and, in 1970, a second one, increasing its slaughter capacity to 500 heads of cattle per day. Between 1970 and 2001, JBS significantly expanded its operations in the beef sector in Brazil. Such expansion resulted from the acquisition of slaughterhouse facilities and production units of manufactured meat, as well as investments in the expansion of the production capacity of the existing plants. Friboi Ltda. (former designation of JBS) was established on December 10, 1998. On March 27, 2007, JBS was registered as a publicly held company with CVM and, on March 29, 2007, BM&FBOVESPA authorized the inclusion of JBS to the Novo Mercado segment. Over the last four years, JBS performed a number of acquisitions in Brazil and abroad, as follows: (i) in July 2007, JBS acquired Swift (currently JBS USA), which marked the entry of JBS in the United States and resulted in the formation of the largest company in the world in the bovine food sector and the largest Brazilian food company; (ii) in May 2008, in the United States, JBS acquired the assets held by Tasman related to meat production, representing a significant step toward the conclusion of the investment plan for the construction of a sustainable platform for slaughter, production and commercialization of meat in the United States and Australia, providing economies of scale and operational efficiencies and adding value to JBS’ shareholders; (iii) in October 2008, JBS acquired Smithfield Beef (currently JBS Packerland), the largest feedlot in the world; (iv) in December 2009, JBS acquired 64% (sixty-four percent) of Pilgrim’s Pride Corporation, in the United States, allowing JBS to operate in the chicken processing segment; (v) in December 2009, JBS merged with Bertin S.A., one of the largest exporters of meat products and by-products in Latin America; (vi) in February 2010, JBS acquired, in Australia, Tatiara, a high quality meat processor focused on sophisticated markets, such as the United States, Canada and Europe, in addition to the Australian domestic market; and, finally, (vii) in September 2010, JBS acquired, in Australia, the assets held by Rockdale Beef, a beef processor.

7.4. Capital Stock. The current capital stock of JBS, fully paid-in and subscribed for, is R$21,561,112,078.68 (twenty-one billion, five hundred and sixty-one million, one hundred and twelve thousand, seventy-eight reais and sixty-eight centavos), represented by 2,963,924,296 (two billion, nine hundred and sixty-three million, nine hundred and twenty-four thousand and two hundred and ninety-six) book-entry common shares, nominative and without par value, kept in a deposit account in the name of their holders, without the issuance of certificates.

7.5. Shareholding Structure. JBS’ current shareholding structure is as follows:

Shareholder	Number of Common Shares	% of Common Shares	% of Total Shares
FB Participações S.A.	1,322,594,285	44.62	44.62
BNDES Participações S.A. – BNDESPAR	931,069,588	31.41	31.41
PROT – Fundo de Investimento em Participações	205,365,101	6.93	6.93
Banco Original S.A.	68,260,728	2.30	2.30
Other	436,634,5944	14.73	14.73
Treasury Shares	0	0	0
Total	2,963,924,296	100.00	100.00
Number of Shares held by the Controlling Shareholder, Related Persons and Managers	1,390,855,032	46.93%	46.93%
Number of Free Floating Shares	1,573,069,264	53.07%	53.07%

7.6. Selected Financial Indicators of the Offeror. The table below includes some financial indicators of JBS, based on the consolidated financial statements for the years indicated, in accordance with the International Financial Reporting Standards (IFRS):

(in thousands of R$)	Fiscal year ended on December 31,		Three- month period ended on March 31,
	2010	2011	2012
Capital Stock (R$ thousands)	18,046,067	21,506,247	21,506,247
Shareholders’ Equity Attributable to Controlling Interest (R$ thousands)	17,594,371	20,663,822	20,628,908
Net Sale Revenue (R$ thousands)	54,712,832	61,796,761	16,011,080
Gross Income (R$ thousands)	6,718,040	6,696,554	1,653,905
Net Income Attributable to Controlling Interest (R$ thousands)	-292,799	-75,705	116,079
Total Liabilities (R$ thousands)	25,140,770	25,811,696	25,593,623
Number of Shares – Average of the Period (in thousands)[1]	2,492,718	2,725,978	2,963,924
Number of Shares – End of the Period (in thousands)[2]	2,492,718	2,964,257	2,963,924
Net Income Attributable to Controlling Interest per Thousand Shares (R$)[3]	-117.46	-27.77	39.16
Shareholders’ Equity/Share (R$)[4]	7.06	6.97	6.96
Total Liabilities/Shareholders’ Equity Attributable to Controlling Shareholders (x)	1.43	1.25	1.24
Net Income Attributable to Controlling Shareholders/Shareholders’ Equity Attributable to Controlling Shareholders	(1.7)%	(0.4)%	0.6%
Net Income Attributable to Controlling Interest/Net Revenues	(0.5)%	(0.1)%	0.7%
Net Income Attributable to Controlling Interest/Capital Stock	(1.6)%	(0.4)%	0.5%

Source: 2010 and 2011 – Financial Statements published and available at the CVM and the BM&FBOVESPA; Three-month period ended March 31, 2012 – Interim Financial Statements available at the CVM and the BM&FBOVESPA

[1]	Weighted average of outstanding shares, excluding treasury shares
[2]	Total outstanding shares, excluding treasury shares
[3]	Based on the weighted average of outstanding shares, excluding treasury shares
[4]	Based on the total outstanding shares, excluding treasury shares

7.7. Financial Statements. The annual and interim financial statements of the Offeror are available at the following websites: www.jbs.com.br/ri, www.cvm.gov.br and www.bmfbovespa.com.br. Such information is not incorporated by reference herein.

7.8. Historical Share Information. The following table shows the volume traded, the number of shares traded and the weighted average trading prices of the Offeror’s shares traded in the retail market of the BM&FBOVESPA over the past 12 (twelve) months prior to the release of the material fact relating to the Offer on February 9, 2012 (“Date of the Material Fact”).

Period	Amount Traded[1]	Financial Volume (R$)[2]	Average Price (R$ per share)	Weighted Average Price (R$ per share)
January/2012	4,099,305	24,025,853	5.87	5.86
December/2011	4,442,638	26,845,916	6.09	6.04
November/2011	4,191,810	22,856,918	5.39	5.45
October/2011	4,015,055	17,469,539	4.28	4.35
September/2011	3,552,671	14,530,289	4.07	4.09
August/2011	5,787,896	24,176,548	4.18	4.18
July/2011	3,920,624	20,313,710	5.19	5.18
June/2011	3,333,895	17,596,157	5.26	5.28
May/2011	4,830,173	26,219,856	5.39	5.43
April/2011	4,332,895	24,682,259	5.67	5.70
March/2011	4,202,690	25,839,140	6.12	6.15
February/2011	4,334,400	26,400,960	6.13	6.09

Source: Bloomberg

[1]	Refers to the average daily amount of shares traded
[2]	Refers to the average daily financial volume traded

In addition, the following table shows the trading volumes, the amounts and weighted average prices of the Offeror’s shares traded in the retail market of the BM&FBOVESPA from the Date of the Material Fact until May 15, 2012:

Period	Amount Traded[1]	Financial Volume (R$)[2]	Average Price (R$ per share)	Weighted Average Price (R$ per share)
May 1, 2012 until May 15, 2012	3,298,190	23,945,642	7.22	7.28
April/2012	3,578,750	26,910,727	7.51	7.52
March/2012	5,137,868	41,178,669	8.01	8.01
February/2012	3,891,121	27,497,785	7.05	7.07

Source: Bloomberg

[1]	Refers to the average daily amount of shares traded
[2]	Refers to the average daily financial volume traded

7.9. The weighted average price (monthly weighted average price by the respective monthly volume) of the Offeror’s common shares on the BM&FBOVESPA, over the past 12 (twelve) months prior to the Date of the Material Fact, is equivalent to R$5.31 (five reais and thirty-one centavos) per share, and between the Date of the Material Fact and the date of the Valuation Report, is equivalent to R$6.46 (six reais and forty-six centavos).

7.10. According to the Offeror’s financial information for the fiscal year ended on December 31, 2011, and the period ended on March 31, 2012, the shareholders’ equity per share issued by the Offeror is R$6.97 (six reais and ninety-seven centavos) and R$6.96 (six reais and ninety-six centavos), respectively.

7.11. Historical Dividend Information.

Historical Dividends Distributed by JBS (in thousands of reais)	2006	2007	2008	2009	2010	2011
	2,586	17,465	51,127	61,476	—	—

7.12. Listing in the Novo Mercado. Since March 29, 2007, the shares issued by JBS have been traded in the Novo Mercado.

7.13. Rights of the Offeror’s Shares. For further information about the rights associated with the shares issued by the Offeror, see Clause 2.3 above.

7.14. Issuer Registration. The Offeror’s registration is duly up-to-date in accordance with article 21 of Law No. 6,385, of December 7, 1976, as amended.

7.15. Offeror’s Risk Factors. For further information about the risks relating to the Offeror, see the Offeror’s Reference Form, particularly sections 4 and 5 thereof, available at the following websites: www.jbs.com.br/ri, www.cvm.gov.br and www.bmfbovespa.com.br. Such information is not incorporated by reference herein.

7.16. Approval of the Offer. The Offer was approved by the Board of Directors of the Offeror at meetings held on January 31, 2012 and April 5, 2012.

7.17.	Number of Own Shares Held by the Offeror. The Offeror does not hold shares in treasury.

7.17.1. Neither the Offeror nor any of its related parties (i) holds any other shares or securities issued by the Offeror; or (ii) loaned or borrowed any securities of the Offeror.

7.17.2. Neither the Offeror nor any of its related parties (i) are parties to any agreement, prior agreement, option, letters of intent or any other legal action relating to the acquisition or disposal of securities held by the Offeror; or (ii) are subject to any derivative exposure related to the securities held by the Offeror.

7.18. Contracts between the Offeror, the Company and Related Parties. The following is a detailed description of the agreements, prior agreements, options, letters of intent or any other similar legal actions entered into in the past 6 (six) months between (i) the Offeror or any of its related parties; and (ii) the Company, its managers or shareholders holding more than 5% (five percent) of the Shares Subject to the Offer or any party related to the above persons.

(i) On December 15, 2011, FB Participações S.A. (“FB”), the controlling shareholder of the Offeror, held a private sale of 77,272,728 (seventy-seven million two hundred seventy-two thousand, seven hundred and twenty-eight) JBS shares, representing 2.61% (two point sixty-one percent) of the share capital of JBS, to Banco Original S.A. JBS and Banco Original S.A. are under common control of J&F Participações S.A.

8.	INFORMATION ABOUT VIGOR

8.1. Headquarters. Vigor is headquartered in the City of São Paulo, State of São Paulo, Brazil, at Rua Joaquim Carlos, 396, 1st Floor, Brás, CEP 03019-900.

8.2. Corporate Purpose. Vigor’s main activities comprise (a) processing, manufacturing, distribution, sale, import, export, commission, consignation and representation of milk and its by-products; (b) development, manufacturing, distribution, sale, import, export, commission, consignation and representation of products for consumption of any type; (c) distribution, sale, import, export, commission, consignation and representation of agribusiness products, machinery, equipment, parts and inputs necessary to the production and sale of Vigor products; (d) distribution, sale, import, export, commission, consignation and representation of vinegar, beverages in general, sweets and pickled products; (e) provision of services and technical support to rural farmers; and (f) investment in other companies in Brazil and abroad, as a partner or shareholder (holdings).

8.3. History of Vigor and Development of its Activities. On January 3, 2011, Vigor was established under the corporate name FG Holding International S.A. At the Ordinary General Shareholders’ Meeting held on January 17, 2012, as the sole shareholder of Vigor, JBS, approved a capital increase in the amount of R$1,191,373,411.71 (one billion, one hundred ninety-one million, three hundred seventy-three thousand four hundred and eleven reais and seventy-one centavos), which was fully subscribed for and paid by JBS in exchange for the interest it held in Vigor Subsidiary on such date. At that same meeting, JBS also approved the change in its corporate name, the location of its headquarters and the corporate purpose of Vigor. At an Extraordinary General Shareholders’ Meeting held on February 9, 2012, JBS approved (i) the initial public offering of Vigor and the submission of Vigor’s request for registration with the CVM and the BM&FBOVESPA as a publicly-held company issuing “Category A” securities; (ii) Vigor’s entrance in the Novo Mercado and (iii) adjustment and consolidation of Vigor’s bylaws in accordance with the provisions of the Novo Mercado Regulations. The CVM accepted Vigor’s request for registration as a publicly-held company issuing “Category A” securities on April 2, 2012, and the BM&FBOVESPA granted Vigor’s request to trade its securities on the stock exchange on April 9, 2012, conditioned upon reaching the Minimum Percentage of Free Floating Shares as described in Section 8.10, authorized Vigor’s entrance to the Novo Mercado on May 9, 2012.

8.4. Capital Stock. Vigor’s current capital stock, fully subscribed for and paid-in, is R$1,191,373,411.71 (one billion, one hundred ninety-one million, three hundred seventy-three thousand four hundred and eleven reais and seventy-one centavos), represented by 149,714,346 (one hundred forty-nine million, seven hundred fourteen thousand, three hundred and forty-six) book-entry common shares, nominative and without par value, kept in a deposit account in the name of its holders, without the issuance of certificates.

8.5.	Shareholding Structure. Vigor’s current shareholding structure is as follows:

Shareholder	Number of Common Shares	% of Common Shares	% of Total Shares
JBS	149,714,346	100.00	100.00
Total	149,714,346	100.00	100.00

8.6. Selected Financial Indicators of Vigor. The table below contains some financial indicators of Vigor, based on the consolidated financial statements for the periods indicated, produced in accordance with the International Financial Reporting Standards (IFRS):

(in thousands of R$)	Fiscal year ended on	20-day period ended on	Three- month period ended on
	December 31, 2011	January 20, 2012	March 31, 2012
Capital Stock (R$ thousands)	5	1,191,378	1,191,378
Shareholders’ Equity Attributable to Controlling Interest (R$ thousands)	5	1,191,378	1,213,082
Net Sale Revenue (R$ thousands)	Unavailable	Unavailable	314,176
Gross Income (R$ thousands)	Unavailable	Unavailable	90,337
Net Income Attributable to Controlling Interest (R$ thousands)	Unavailable	Unavailable	22,348
Total Liabilities (R$ thousands)	0	856,551	769,370
Number of Shares – End of the Period (in thousands)	5	100,005	100,005[1]
Net Income Attributable to Controlling Interest per Thousand Shares (R$)	Unavailable	Unavailable	0.22
Shareholders’ Equity/Share (R$)	1.00	11.91	12.13
Total Liabilities/Shareholders’ Equity Attributable to Controlling Interest (x)	0.00	0.72	0.63
Net Income Attributable to Controlling Interest/Shareholders’ Equity Attributable to Controlling Interest	Unavailable	Unavailable	1.8%
Net Income Attributable to Controlling Interest/Net Revenues	Unavailable	Unavailable	7.1%
Net Income Attributable to Controlling Interest/Capital Stock	Unavailable	Unavailable	1.9%

Source:	Vigor

1       Total outstanding shares on March 31, 2012. This amount, therefore, does not reflect the actual number of common shares that comprise the capital stock of Vigor, pursuant to Clauses 8.4 and 8.5 of this Offer Notice, which actual number takes into account the share split approved in an Extraordinary General Shareholders’ Meeting of Vigor, held on April 5, 2012.

Note: Vigor does not show any changes in its income statement for the period between its incorporation, on January 3, 2011, and December 31, 2011, except for its initial capitalization of R$5 thousand made by its controlling shareholder, JBS. JBS effected a capital increase on January 17, 2012 through the assignment of its investment and goodwill in Vigor Subsidiary.

8.7. Financial Statements. The annual and interim financial statements of Vigor are available at the following websites: www.vigor.com.br/ri, www.cvm.gov.br and www.bmfbovespa.com.br. Such information is not incorporated by reference herein.

8.8.	Historical Share Information. There is no history of trading of shares of Vigor.

8.9.	Historical Dividend Information. Vigor has not recorded any history of distribution of dividends.

8.10. Listing in the Novo Mercado. The shares issued by Vigor may begin trading on the Novo Mercado on the business day following the Auction Date, that is, on June 22, 2012. In compliance with the requirement provided by item VI of article 3.1 of the Novo Mercado Regulations, Vigor’s admission to trading on the Novo Mercado is conditioned on its reaching a percentage of free floating shares after the Auction corresponding to, at least 25% (twenty-five percent) of its capital stock (“Minimum Percentage of Free Floating Shares”). In case Vigor does not reach the Minimum Percentage of Free Floating Shares upon the conclusion of the Auction, the shares issued by Vigor will be listed initially in the traditional listing segment of the equity market of the BM&FBOVESPA. In such case, (i) Vigor will retain in its Bylaws all of the provisions required by the Novo Mercado Regulations as evidence of its commitment to the highest levels of corporate covernance independently of the result of the Auction and (ii) Vigor will request that it be admitted to the Novo Mercado as soon as it reaches the Minimum Percentage of Free Floating Shares.

8.11. Rights of Vigor’s Shares. For further information about the rights associated with the shares issued by Vigor, see Clause 2.4 above.

8.12. Issuer Registration. Vigor’s registration is duly up-to-date in accordance with article 21 of Law No. 6,385, of December 7, 1976, as amended.

8.13. Vigor’s Risk Factors. For further information about the risks relating to Vigor, see the Vigor’s Reference Form, particularly sections 4 and 5 thereof, available at the following websites: www.vigor.com.br/ri, www.cvm.gov.br and www.bmfbovespa.com.br. Such information is not incorporated by reference herein.

8.14.	Number of Own Shares Held by Vigor. Vigor does not hold shares in treasury.

8.14.1. Except for the Offeror, neither Vigor nor any of its related parties (i) holds any other shares or securities issued by the Vigor; or (ii) loaned or borrowed any securities of the Vigor.

8.14.2. Neither Vigor nor any of its related parties (i) are parties to any agreement, prior agreement, option, letters of intent or any other legal action relating to the acquisition or disposal of securities held by Vigor; or (ii) are subject to any derivative exposure related to the securities held by Vigor.

9.	INFORMATION ABOUT VIGOR SUBSIDIARY

In order to aid the shareholders of JBS in their decision with respect to the acceptance of the Offer, and considering that Vigor is the sole shareholder of Vigor Subsidiary and the shares of Vigor Subsidiary are the sole assets comprising the capital stock of Vigor, we present the following material information about Vigor Subsidiary.

9.1. Headquarters. The Vigor Subsidiary is headquartered in the City of São Paulo, State of São Paulo, Brazil, at Rua Joaquim Carlos, 396, Brás, CEP 03019-900.

9.2. Corporate Purpose. The Vigor Subsidiary’s main activities comprise (a) processing, manufacturing, distribution, sale, import, export, commission, consignation and representation of milk and its by-products; (b) development, manufacturing, distribution, sale, import, export, commission, consignation and representation of products for consumption of any type; (c) distribution, sale, import, export, commission, consignation and representation of agribusiness products, machinery, equipment, parts and inputs necessary to the production and sale of Vigor products; (d) distribution, sale, import, export, commission, consignation and representation of vinegar, beverages in general, sweets and canned products; (e) provision of services and technical support to rural farmers; and (f) investment in other companies in Brazil and abroad, as a partner or shareholder (holdings).

9.3. History of Vigor Subsidiary and Development of its Activities. Vigor Subsidiary was founded in 1917 as a small condensed milk factory in the City of Itanhandu, State of Minas Gerais, Brazil, and a small pasteurized milk operation. It was the first company to provide pasteurized milk to the City of São Paulo. At that time, the Vigor Subsidiary processed less than 20,000 (twenty thousand) liters of milk per day. In November 1982, Vigor Subsidiary acquired control of Companhia Leco de Produtos Alimentícios (“Leco”) and became one of main dairy companies in Brazil. At the end of 1982, its installed capacity for processing pasteurized milk and other by-products reached 1 million liters per day. In February 1984, Vigor Subsidiary and Leco became public companies and distributed to the public 12 million preferred shares, in the total amount of US$8.3 (eight point three) million. In 1986, in order to diversify its production, Vigor Subsidiary entered into a 50/50 joint venture with the Danish company Arla Foods, whereby Danvigor Indústria e Comércio de Laticínios Ltda. was established, the purpose of which was the production of fresh white cheese such as fresh Minas cheese, cream cheese and requeijão, as well as the introduction of the ultra filtration technology for production of cheese in Brazil. In 1990, Vigor Subsidiary’s installed capacity had already reached its current capacity of 1.5 million liters of milk per day, which volume was reached following the acquisition of Leco and upon other investments. On September 21, 1995, through its subsidiary Leco, Vigor Subsidiary acquired ROB – Refino de Óleos Brasil Ltda., a traditional vegetable oil company, operating in the market since 1920. In connection with the terms and subsequent merger of the operations of both companies, in November 2001, Vigor Subsidiary decided that its subsidiary Leco would operate solely in the vegetable oil industry, more specifically, in the manufacturing, commercialization, import, export and refining of vegetable and/or animal products, as well as its by-products for consumption purposes. In March 1998, Vigor Subsidiary was registered with the U.S. Securities and Exchange Commission and the New York Stock Exchange and created a Level 1 ADR (American Depositary Receipt) program. In September 2001, Vigor Subsidiary joined the Level 1 Differentiated Practices listing segment of the BM&FBOVESPA, and was one of the first Brazilian publicly-held companies to join the Corporate Governance Index (Índice de Governança Corporativa) (IGC), in accordance with data disclosed by BM&FBOVESPA. In June 2007, aiming at a greater expansion in the dairy market, Vigor Subsidiary acquired Laticínios Serrabella Ltda. (“Serrabella”), a company directed exclusively to the manufacturing of special cheeses, offering a complete line of customized products. In November 2007, Bertin S.A. (“Bertin”) acquired the indirect control of Vigor Subsidiary, and a shared management model was adopted. This transaction allowed that, collectively, the groups Bertin and Vigor Subsidiary became one of the largest players in the meat and dairy segments in the Latin America. On December 26, 2008, Bertin launched a public tender offer to acquire the shares of the Vigor Subsidiary and Leco and, as a result, it acquired control of both companies, which became private companies. On December 29, 2009, JBS acquired the control of Bertin and, indirectly, of Vigor Subsidiary, upon the merger of all of the shares of Bertin into JBS. In return, Bertin’s shareholders received indirectly, through participation in FB Participações S.A., JBS shares representing approximately 28.7% (twenty-eight point seven percent) of its capital stock. Finally, on December 31, 2009, the merger of Bertin into JBS was approved. Also on December 29, 2009, the Merger Protocol and Justification of the merger of Leco and Serrabella into Vigor Subsidiary, entered into on December 18, 2009, was approved. Consequently, the Vigor Subsidiary became the holder of all assets, rights and obligations of the merged companies. In connection with the mergers, the issuance of 24,474,569 (twenty-four million, four hundred and seventy-four thousand, five hundred and sixty-nine) new shares of Vigor Subsidiary was approved, of which 960 (nine hundred and sixty) were common shares and 24,73,609 (twenty-four million, four hundred and seventy-three thousand, six hundred and nine) were preferred shares, which were fully subscribed for and paid-in by Leco’s administrators, on behalf of their respective shareholders, with Leco’s shareholders’ equity, for the total issuance price of R$23,951,542.50 (twenty-three million, nine hundred and fifty-one thousand, five hundred and forty-two reais and fifty centavos). On August 11, 2010 and as duly confirmed subsequently, the General Shareholders’ Meeting approved the reverse split of Vigor Subsidiary’s shares, in the proportion of 200,000 (two hundred thousand) common shares for 1 (one) common share following the reverse split, and 200,000 (two hundred thousand) preferred shares for 1 (one) preferred share, without changing its capital stock. Subsequently, on December 29, 2011, as the sole shareholder of Vigor Subsidiary at the time, JBS approved: (i) the conversion of each of the preferred shares issued into one common share; and (ii) an increase in capital stock, in the amount of R$ 250,000,000.00 (two hundred and fifty million reais), fully subscribed for and paid-in by JBS in Brazilian reais.

9.4. Capital Stock. Vigor Subsidiary’s current capital stock, fully subscribed for and paid-in is R$354,031,112.91 (three hundred and fifty-four million, thirty-one thousand, one hundred and twelve reais and ninety-one centavos), represented by 3,226 (three thousand, two hundred and twenty-six) book-entry common shares, kept in a deposit account in the name of its holders, without the issuance of certificates.

9.5.	Shareholding Structure. The current shareholding structure of Vigor Subsidiary is as follows:

Shareholder	Number of Common Shares	% of Common Shares	% of Total Shares
Vigor	3,226	100.00	100.00
Total	3,226	100.00	100.00

9.6. Selected Financial Indicators of Vigor Subsidiary. The table below includes some financial indicators of Vigor Subsidiary, based on the consolidated financial statements for the years indicated:

(in thousands of R$)	Fiscal year ended on December 31,		Three-month period ended on March 31,
	2010	2011	2012
Capital Stock (R$ thousands)	104,031	354,031	354,031
Shareholders’ Equity Attributable to Controlling Interest (R$ thousands)	85,407	330,427	352,131
Net SaleRevenue (R$ thousands)	1,032,391	1,229,543	314,176
Gross Income (R$ thousands)	342,839	311,903	90,337
Net Income Attributable to Controlling Interest (R$ thousands)	57,171	-7,579	22,348
Total Liabilities (R$ thousands)	930,115	856,551	769,370
Number of Shares – Middle of the Period (in thousands)[1]	96,512	2	2
Number of Share – End of the Period (in thousands)[2]	2	3	3
Net Income Attributable to Controlling Interest per Thousand Shares (R$)[3]	0.59	-3,993.15	11,774.50
Shareholders’ Equity/Share (R$)[4]	44,998.42	102,426.22	109,154.06
Total Liabilities/Shareholders’ Equity Attributable to Controlling Interest (x)	10.89	2.59	2.18
Net Income Attributable to Controlling Interest/Shareholders’ Equity Attributable to Controlling Interest	66.9%	(2.3)%	6.3%
Net Income Attributable to Controlling Interest/Net Revenues	5.5%	(0.6)%	7.1%
Net Income Attributable to Controlling Interest/Capital Stock	55.0%	(2.1)%	6.3%

Source:	Vigor

[1]	Weighted average of outstanding shares, excluding treasury shares
[2]	Total outstanding shares, excluding treasury shares
[3]	Based on the weighted average of outstanding shares, excluding treasury shares
[4]	Based on the total outstanding shares, excluding treasury shares

10.	INFORMATION ABOUT THE INTERMEDIARY INSTITUTION

10.1. Relationship between the Intermediary Institution and the Offeror. As of the date of this Offer Notice, in addition to the relationship in connection with the Offer, the Offeror and its affiliates have a commercial relationship with the Intermediary Institution and the companies comprising its economic group, consisting of financial transactions in the total aggregate amount of approximately R$144,000,000.00 (one hundred forty-four million reais). Furthermore, from time to time, the Intermediary Institution and/or the companies comprising its economic group provide investment banking and other financial services to the Offeror and its affiliates, including financial advisory services in transactions related to (i) acquisitions, (ii) capital markets and (iii) debts and financing, for which the Intermediary Institution and/or companies comprising its economic group were or expect to be compensated. The Offeror and/or its affiliates may, in the future, engage the Intermediary Institution and/or companies comprising its economic group to provide new services related to investment banking, brokerage, contracting of commercial transactions or any other services or transactions necessary to perform its activities. There are no conflicts of interest between the Offeror and the Intermediary Institution that would diminish the independence needed by the Intermediary Institution to perform its functions as Intermediary Institution of the Offer.

10.2. Relationship between the Intermediary Institution and Vigor. The Intermediary Institution and/or the companies comprising its economic group at present do not have any relationship with Vigor. However, Vigor may, in the future, engage the Intermediary Institution and/or companies comprising its economic group to provide the services related to investment banking, brokerage, contracting of commercial transactions or any other services or transactions necessary to perform its activities. There are no conflicts of interest between Vigor and the Intermediary Institution that would diminish the independence needed by the Intermediary Institution to perform its functions as Intermediary Institution of the Offer.

10.3. Representation of the Intermediary Institution. The Intermediary Institution declares that it has taken all precautions and acted with high standards of diligence to ensure that the information provided by the Offeror is true, consistent, correct and sufficient and is responsible for omissions in such duty, verifying the sufficiency and quality of the information that was provided to the market during the entire Offer proceeding, which information is necessary for investors to make their decisions, including any information periodically due by the Offeror and by Vigor, and those contained in the Offer documents, the Valuation Report and the Offer Notice.

10.4. Ownership of Shares of JBS by the Intermediary Institution. The Intermediary Institution, its controller and affiliated parties, pursuant to Article 7, paragraph 5 of CVM Instruction 361, declare that they are holders of 4,843,567 (four million, eight hundred forty-three thousand, five hundred and sixty-seven) common shares issued by JBS.

11.	RISK FACTORS

11.1. Before deciding to exchange their JBS Shares Subject to the Offer for Vigor Shares Subject to the Offer, the shareholders of JBS must cautiously consider the risks described below and the other information available herein. The risks described below are risks known to the Offeror and which the Offeror believes may materially affect JBS and Vigor. Additional risks of which the Offeror is not aware of or which the Offeror does not consider to be material may also affect the business of JBS and Vigor.

11.2. Possibility of Dilution of the Shareholders of JBS. If not all of the shareholders of JBS participate in the Offer, then a minority shareholder who participates in the Offer may have its equity participation in JBS diluted.

11.3. Liquidity and Price Formation of Vigor. It is possible that, because of market conditions and/or the occurrence of events that affect the business segment of Vigor, its shares will be devalued and not have any liquidity upon the conclusion of the Offer.

11.4. Minimum Percentage of Free Floating Shares of Vigor. Upon the conclusion of the Offer, it is possible that Vigor will not reach the Minimum Percentage of Free Floating Shares, as required by the Novo Mercado Regulation. In such case, pursuant to Section 8.10 above, the shares of Vigor will be listed in the traditional listing segment of the BM&FBOVESPA trading market.

11.5. For more information about Vigor’s risk factors, please consult Vigor’s Reference Form, available at www.vigor.com.br/ri. Such information is not incorporated by reference herein.

12.	OTHER INFORMATION AND REPRESENTATIONS

12.1. Market Makers. In order to improve the liquidity and the price reference of the shares issued by Vigor upon the conclusion of the Offer, Vigor shall hire, for at least 3 (three) years, a market maker for the shares issued by Vigor, pursuant to the terms of CVM Instruction 384 and the rules and regulations of the BM&FBOVESPA.

12.2. Absence of Material Facts or Circumstances Not Disclosed. The Offeror and the Intermediary Institution declare that they are not aware of any fact or circumstance, not disclosed to the public, that could adversely affect the results of the Offeror, Vigor and the Vigor Subsidiary, or the price of the shares issued by the Offeror and Vigor.

12.3.	Representations of the Offeror. The Offeror represents as follows:

12.3.1. The Offeror is responsible for the accuracy, quality and sufficiency of the information provided to the CVM and the market, as well as for eventual harms to the Offeror, Vigor and Vigor Subsidiary, to the shareholders thereof and third parties, due to fault or deceit, arising from false, inaccurate or omitted information.

12.3.2. The Offeror promises to pay to the holders of free floating JBS Shares Subject to the Offer who accept the Offer the difference, if any, between the price they will receive from the sale of their shares, updated pursuant to the terms and conditions of the Offer documents and existing legislation and adjusted by changes to the number of shares resulting from eventual distributions, splits, reverse splits and conversions, and:

(i) the price per share that would be owed or will be owed in the event that, within 1 (one) year from the Auction Date, an event occurs that requires or will require the occurrence of a mandatory public offering to acquire shares, among those referred to in items I to III of article 2 of CVM Instruction 361; and

(ii) the amount to which they would be entitled, had they still been shareholders and dissented from the approval by the Offeror of any corporate event that allows the exercise of withdrawal rights, if such event would take place within 1 (one) year from the Auction Date.

12.3.3. There have not been any material private negotiations, between independent parties, involving the Offeror, FB or affiliates thereof, held within the last 12 (twelve) months.

12.4. Representation of the Offeror’s Controlling Shareholder. In its role as controlling shareholder of JBS, FB declares that its intention in promoting the Offer was to turn Vigor into a new publicly-held company concentrating its activities in the consumer sector in a way that would guarantee to all shareholders of JBS the right to obtain the same proportional interest in Vigor as they hold in JBS or the ability to preserve the number of shares that they hold in the Company. FB considers that, because Vigor is a wholly-owned subsidiary of JBS and not an independent entity, the market is unable to perceive Vigor’s real value among JBS’ assets. In addition, the dairy industry tends to have trading multiples that are superior to those of the meat processing industry. For these reasons, FB understands that the Offer will add value to all of the shareholders of JBS.

12.5. Firm Commitment of FB and Banco Original S.A. to Participate in the Offer. In its role as controlling shareholder of JBS, FB, together with Banco Original S.A., declare that they will participate in the Offer with their respective amounts of shares equivalent to the Maximum Number of Shares Qualified per Shareholder to which they are entitled.

12.6. Access to the Offer Notice, List of Shareholders and Qualification Form. The Offer Notice, the list of the shareholders of the Offeror (to be provided by the Offeror under the terms of article 100, paragraph 1, of the Brazilian Corporation Law, and article 10, paragraph 4, of CVM Instruction 361) and the Qualification Form are or shall be, as the case may be, at the disposal of any interested person (provided that the last document is available solely upon identification and signed receipt of the interested party) at the addresses indicated below. Alternatively, the Offer Notice and further information on the Offering may be obtained at the following addresses and websites, none of which is incorporated by reference herein:

JBS S.A.

Avenida Marginal Direita do Tietê, 500, Block I, 3rd floor, Vila Jaguara, CEP 05118-100

São Paulo, SP, Brazil

www.jbs.com.br/ri

Vigor Alimentos S.A.

Rua Joaquim Carlos, 396, 1st floor, Brás, CEP 03019-900

São Paulo, SP, Brazil

www.vigor.com.br/ri

S.A. Fábrica de Produtos Alimentícios Vigor

Rua Joaquim Carlos, 396, Brás, CEP 03019-900

São Paulo, SP, Brazil

www.vigor.com.br

Banco J.P Morgan S.A., through its subsidiary J.P.Morgan Corretora de Câmbio e Valores Mobiliários S.A.

Avenida Brigadeiro Faria Lima, 3.729, 13th floor (part)

São Paulo, SP, Brazil

www.jpmorgan.com/pages/jpmorgan/brazil/pt/business/editais/jbs

CVM

Rua Cincinato Braga, 340, 2nd floor, Cerqueira César, São Paulo, SP, Brazil

Rua Sete de Setembro, 111, 2nd floor, Centro, Rio de Janeiro, RJ, Brazil

www.cvm.gov.br

BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros

Praça Antonio Prado, 48, 2nd floor, Centro

São Paulo, SP, Brazil CEP 01013-001

www.bmfbovespa.com.br

12.7. Identification of the Legal Advisor

Lefosse Advogados

Rua Iguatemi, 151-14th Floor

CEP: 01451-011 – Itaim Bibi, São Paulo – SP, Brazil

Tel: (55 11) 3024 6100

Fax: (55 11) 3024 6200

Attention: Mr. Rodrigo Junqueira

12.8. Note to U.S. Shareholders. The purpose of the Offer made through this Offer Notice is the acquisition of common shares issued by JBS in exchange for common shares issued by Vigor. The common shares issued by Vigor have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and may not be offered, sold, pledged or otherwise transferred except (1) in accordance with Rule 144A under the Securities Act to a person that the holder and any person acting on its behalf reasonably believe is a qualified institutional buyer within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer, (2) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act or (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States. No representation can be made as to the availability of the exemption provided by Rule 144 under the Securities Act for resale of the common shares issued by Vigor. As such, shareholders of common shares issued by JBS resident outside Brazil may, at their exclusive discretion and upon their own analysis of applicable regulation to which they are subject, participate in the Offer, provided that such shareholders comply with all laws and regulations to which they may be subject.

No determination has been made as to whether the exchange of JBS Shares Subject to the Offer for Vigor Shares Subject to the Offer pursuant to the Offer by a U.S. holder of JBS ADSs or JBS shares is a taxable or tax-free transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of, and tax reporting obligations with respect to, the Offer.

In addition, no determination has been made as to whether or not Vigor may be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. If Vigor is treated AS a PFIC, U.S. holders of the Vigor shares may be subject to certain detrimental U.S. federal tax consequences, including but not limited to recharacterization of any gain on the disposition of Vigor shares as ordinary income, interest charges on deferred income, the denial of any step-up in basis of the shares upon the death of a U.S. holder, and the ineligibility of distributions for taxation at the long-term capital gains rate as “qualified dividend income” and additional U.S. tax filing requirements. U.S. shareholders should consult their own tax advisers regarding the application of the PFIC rules and tax consequences of owning shares of a PFIC.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE OFFER AND CANNOT BE USED BY ANY U.S. TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE ASSERTED AGAINST THE HOLDER UNDER THE U.S. INTERNAL REVENUE CODE OF 1986. U.S. TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

12.9. Note to Holders of JBS American Depositary Shares. Holders of American Depositary Shares of JBS (“JBS ADSs”) who wish to participate in the Offer must surrender their JBS ADSs and withdraw the common shares issued by JBS underlying their JBS ADSs from the JBS ADS program. To do so, they must contact The Bank of New York Mellon, as depositary of JBS ADSs (“JBS Depositary”), and observe any procedures established by the JBS Depositary. Such holders of JBS ADSs may also have to pay cancellation fees to the JBS Depositary and any taxes or governmental charges payable in connection with their withdrawal of the common shares issued by JBS from the JBS ADS program. Non-Brazilian holders of JBS ADSs who participate in the Offer will need to obtain their own foreign investor registration pursuant to the provisions of Brazilian Monetary Council (Conselho Monetário Nacional) Resolution No. 2,689 in order to receive common shares issued by Vigor. Holders of JBS ADSs who participate in the Offer will not be able to receive American Depositary Shares of Vigor in exchange for their JBS ADSs or the JBS common shares underlying their JBS ADSs, as Vigor does not intend to create an ADS program at this time.

12.10. Recommendation to Investors. It is recommended that investors, before deciding to participate in the Offer and the Auction, consult their own legal and tax advisors to determine the legal and tax effects arising from the participation in and acceptance of the Offer, it being understood that the Offeror shall not be responsible for any legal or tax effects resulting from such decision that could adversely affect the shareholder.

12.11.	Offer Schedule

Dates	Event
May 18, 2012	Publication of the Offer Notice by JBS.
May 18, 2012	Initial Qualification Date
June 15, 2012, until 6:00 p.m. (Brasília time)

i) Maximum Qualification Date to participate in the Offer

ii) Last Day to Transfer JBS Shares to be exchanged in the Offer to portfolio 7105-6 opened in the shareholders’ name and recorded in the Central Depository of the BM&FBOVESPA exclusively for this purpose.

June 21, 2012	Auction Date
June 21, 2012, until 12:00 p.m. (Brasília time)	Last Day to place Sell Orders, pursuant to the terms of Clause 5.12.1 of this Offer Notice
June 21, 2012 at 4:00 p.m. (Brasília time)	Auction
June 22, 2012	First day of trading of shares issued by Vigor under trading symbol VIGR3 on the BM&FBOVESPA
June 26, 2012	Auction Settlement Date

12.12. Authorization by the BM&FBOVESPA. On May 9, 2012, the BM&FBOVESPA authorized the Auction to take place through its electronic trading system.

12.13. CVM Registration. This Offer was registered with the CVM on May 15, 2012 under no. CVM/SRE/OPA/VOL/2012/001.

ANY DEFERRAL OF THE REQUEST FOR REGISTRATION OF THIS PUBLIC OFFER SHALL NOT REPRESENT, BY THE CVM, ANY GUARANTEE IN TERMS OF ACCURACY OF THE INFORMATION PROVIDED, JUDGEMENT ABOUT THE QUALITY OF THE OFFEROR OR THE PRICE OFFERED FOR THE SHARES SUBJECT TO THIS PUBLIC OFFER.

“This public offer (program) was prepared pursuant to the Regulation and Best Practices of ANBIMA for the Public Offers for the Distribution and Acquisition of Securities in accordance with the minimum information required by ANBIMA, which shall not be responsible for such information provided, the qualification of the issuer and/or the offerors, and the Participating Institutions of the securities subject to the public offer. This seal shall not represent any investment recommendation. The registration or prior analysis of the present distribution shall not represent, by ANBIMA, guarantee of accurate information provided or judgment about the quality of the issuer or the securities to be distributed.”

QUALIFICATION FORM FOR THE AUCTION OF THE VOLUNTARY PUBLIC TENDER OFFER FOR THE ACQUISITION OF COMMON SHARES ISSUED BY

JBS S.A.

Publicly-Held Company – CVM Code 02057-5

Corporate Taxpayers’ ID (CNPJ/MF): 02.916.265/0001- 60

Company Registry (NIRE): 35.300.330.587

A. Shareholder
Full Name / Corporate Name:
Address:		No.:	Floor/Suite:
Neighborhood:	CEP:	City:	State:
Taxpayer ID (CPF / CNPJ) No.:	Nationality:	Telephone:	Marital Status:
B. Legal Representative(s)
1. Full Name:
Address:		No.:	Floor/Suite:
Neighborhood:	CEP:	City:	State:
Taxpayer ID (CPF / CNPJ) No.:	Nationality:	Telephone:	Marital Status:
2. Full Name:
Address:		No.:	Floor/Suite:
Neighborhood:	CEP:	City:	State:
Taxpayer ID (CPF / CNPJ) No.:	Nationality:	Telephone:	Marital Status:

C. Company: JBS S.A.

Number of shares issued by the Offeror held on May 18, 2012 (indicate number in long form text as well):	2,963,924,296 (two billion, nine hundred sixty-three million, nine hundred twenty-four thousand, two hundred and ninety-six)

Number of shares issued by the Offeror held on May 28, 2012, as defined by Clause 5.2.1 of the Offer Notice (write number in long form text as well):	( )

Percentage of the capital stock of Offeror held on May 28, 2012 (write number in long form text as well):	( ) (indicate as percentage)

Maximum Number of Shares Qualified by Shareholder pursuant to the terms of Clause 5.3 of the Offer Notice (write number in long form text as well, noting that the amount must be a whole number, in accordance with Clauses 5.4 and 5.4.1.):	( )

Number of shares with which it intends to participate in the Auction (write number in long form text as well):	( )

In the context of the Voluntary Public Tender Offer for the Acquisition of Common Shares Issued by JBS S.A. Through the Exchange of Common Shares Issued by Vigor Alimentos S.A. (the “Offer”), the Shareholder identified above represents, by signing the present form, that such shareholder intends to qualify for the Auction with the amount of shares indicated herein.

This form must be completed in 2 (two) copies, signed, with proof of power to sign, if applicable, and delivered to the Broker Company selected for qualification at the Auction, with a copy to the Offeror at the address indicated below, or submitted through a registered letter, with confirmation of receipt, stating the following to the following address:

“VOLUNTARY PUBLIC TENDER OFFER FOR THE ACQUISITION OF COMMON SHARES ISSUED BY JBS S.A.”

JBS S.A.

Avenida Marginal Direita do Tietê, 500, Block I, 3rd floor, Vila Jaguara, CEP 05118-100

São Paulo – SP, Brazil

Attn: Mr. Jeremiah Alphonsus O’Callaghan

Investor Relations Officer

This form must be delivered to the above-mentioned address until the Maximum Qualification Date, pursuant to the terms of the Offer Notice, provided that the other documents necessary for qualification set forth in the Offer Notice are delivered exclusively to the Broker Companies.

THE SHAREHOLDER DECLARES FOR ALL PURPOSES THAT SUCH SHAREHOLDER (I) AGREES WITH THE CONTRACTUAL CLAUSES AND OTHER CONDITIONS EXPRESSLY SET FORTH IN THIS FORM AND IN THE OFFER NOTICE, INCLUDING THAT THE COMPLETION AND DELIVERY OF THIS QUALIFICATION FORM REPRESENTS AN IRREVOCABLE AND IRREVERSIBLE DECISION RELATING TO THE MAXIMUM NUMBER OF SHARES QUALIFIED PER SHAREHOLDER THAT SUCH SHAREHOLDER MAY TENDER IN THE OFFER; AND (II) OBTAINED A COPY OF THE OFFER NOTICE, HAS KNOWLEDGE OF ITS ENTIRE CONTENTS AND IS AWARE OF ITS TERMS AND CONDITIONS.

, , 2012
Location

Name: Identity Card (RG) No. (if applicable): Taxpayer ID (CPF or CNPJ) No.:

It is recommended that this Offer Notice be read in detail in order to more fully comprehend the terms and conditions of the Offer. More information relating to the Offer is available at the following addresses, none of which is incorporated by reference herein:

JBS S.A.

Avenida Marginal Direita do Tietê, 500, Block I, 3rd floor, Vila Jaguara, CEP 05118-100

São Paulo, SP, Brazil

www.jbs.com.br/ri

Vigor Alimentos S.A.

Rua Joaquim Carlos, 396, 1st floor, Brás, CEP 03019-900

São Paulo, SP, Brazil

www.vigor.com.br/ri

S.A. Fábrica de Produtos Alimentícios Vigor

Rua Joaquim Carlos, 396, Brás, CEP 03019-900

São Paulo, SP, Brazil

www.vigor.com.br

Banco J.P Morgan S.A., through its subsidiary, J.P.Morgan Corretora de Câmbio e Valores Mobiliários S.A.

Avenida Brigadeiro Faria Lima, 3.729, 13th floor (part)

São Paulo, SP, Brazil

www.jpmorgan.com/pages/jpmorgan/brazil/pt/business/editais/jbs

CVM

Rua Cincinato Braga, 340, 2nd floor, Cerqueira César, São Paulo, SP, Brazil

Rua Sete de Setembro, 111, 2nd floor, Centro, Rio de Janeiro, RJ, Brazil

www.cvm.gov.br

BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros

Praça Antonio Prado, 48, 2nd floor, Centro, São Paulo, SP, Brazil

Rua XV de Novembro, 275, Centro, São Paulo, SP, Brazil

Rua do Mercado, 11 – Centro, Rio de Janeiro, RJ, Brazil

www.bmfbovespa.com.br

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Offer under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This Offer Notice contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will,” “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.